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CERRITOS, Calif., March 21 /PRNewswire/ -- IMPCO Technologies, Inc., (Nasdaq:
IMCO - news) a leading source of alternative propulsion and fuel storage systems announced today its Chairman and CEO, Robert M. Stemmler, its Senior Vice President, Dale Rasmussen, and its Senior Vice President of Technology and Automotive OEM Operations, Syed Hussain, each exercised options to purchase 284,684 shares in the aggregate of IMPCO common stock, each at $13.75 per share. These options had been granted to them in 1998 by Questor Partners Funds and its affiliate Questor Side-By-Side Partners, L.P. To finance the exercise of these options, IMPCO extended loans to the officers for the full purchase price of $3.9 million. The loans are secured by the stock acquired and other collateral, bear interest at 9% per annum and mature in one year.

IMPCO is the World's leading source of advanced alternative fuel systems technology and components for internal combustion engines. IMPCO products enable these engines to function using environmentally friendly gaseous fuels such as propane, natural gas and biogas. IMPCO products optimize efficiency and performance while reducing emission to the lowest-levels. IMPCO is a major supplier to original equipment manufacturers in the automotive, materials handling industrial and power generation industries. IMPCO supports its global aftermarket through a network of more than 400 Distributors and Service Parts Organizations. Through IMPCO's wholly owned subsidiary, Quantum Technologies, Inc. the company participates in the emerging fuel cell market by supplying enablement technologies and products in fuel storage, fuel metering and delivery, electronic controls and system integration. Information on Quantum may be found at our URL: www.qtww.com

World headquarters are located in Cerritos, California. IMPCO has key offices and facilities worldwide including: North America, Central America, South America and the Pacific Rim. It operates in the Netherlands, France, Germany and the United Kingdom as IMPCO-BERU Technologies, B.V. IMPCO can be found at www.impco.ws.

Certain matters discussed in this press release contain forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from current trends. These include, among other things, the growth of the alternative fuels and fuel cells market, OEM automotive product sales, competition, the Company's ability to design and market viable advanced fuel metering, fuel storage or electronic control products, the Company's ability to meet OEM specifications and other such risks as cited in the Company's 2000 annual report on Form 10-K and other documents filed with the Securities and Exchange Commission.